UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) April 24, 2006

                               DATASCENSION INC.
              (Exact name of Registrant as specified in charter)


             Nevada                       0-29087            87-0374623
    (State or other jurisdiction        (Commission       (I.R.S. Employer
         of incorporation)              File Number)       Identification)


      145 State College Blvd, Suite 350   Brea, CA             92821
       (Address of principal executive offices)              (Zip code)

 Registrant's Address and Telephone number, including area code: 714-482-9750



ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE

On   April  24,  2006,  Datascension,  Inc.  (the  "Company")  entered  into  a
Recapitalization   Agreement   (the   "Agreement")  with  TBeck  Capital,  Inc.
("TBeck"), a Florida corporation.

Per the terms of the Agreement, TBeck agrees to provide the Company with funding of $2,800,000 by May 10, 2006, for the purpose of redeeming certain outstanding convertible notes (the "Redemption").

In exchange for funding the Redemption, the Company agrees to issue to TBeck two shares of common stock in the company for every dollar advanced by TBeck to the Company. The common stock granted will be restricted for one year. The Company also agrees to issue TBeck 1,000,000 shares of freely tradable common stock in the Company. All issuances shall be made simultaneously with the receipt of funds for the Redemption.

Further, TBeck agrees to provide a $1,500,000 line of credit (the "Line of Credit") to the Company, which will be drawn down in bi-weekly increments between April 24, 2006, and December 31, 2006. The unpaid principal of the Line of Credit will bear an interest rate of 7.5% per annum. Both principal and interest will be due fifteen months from the first draw down.

The Company agrees to issue two shares of restricted common stock in the Company for each dollar drawn from the Line of Credit. Such issuances of stock shall be made within 10 days from the end of the month in which the draw was made. At the option of the Company, the accrued interest may be paid in restricted common stock in the Company at a value of $.50 per share.

This Line of Credit shall be secured by a senior lien on the Company's equipment and accounts receivable.

Additionally, TBeck agrees to raise $5,000,000 from common stock offerings for the Company from September 1, 2006 through December 31, 2006 on terms and conditions acceptable to the Company. The first proceeds will be applied to the Line of Credit and the remainder will be available as working capital for the Company.



ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

         The following are filed as exhibits to this report:

Exhibit No. Description
99.1         Recapitalization Agreement
99.2         Promissory Note

SIGNATURES:

Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 1, 2006

                                Datascension Inc.


                                By: /s/ Scott Kincer
                                ---------------------------
                                Scott Kincer, President/CEO